Exhibit 3
Names and addresses of the Underwriters of the Republic of Italy’s
2.125% Notes due October 5, 2012

Underwriters’ Addresses in relation to the Republic of Italy’s US$2,500,000,000
2.125% Notes due October 5, 2012

Merrill Lynch International	Merrill Lynch Finance Centre 2 King Edward Street London EC1A 1HQ England

Morgan Stanley & Co. International plc	25 Cabot Square Canary Wharf London E14 4QA England

UBS Limited	1 Finsbury Avenue London EC2M 2PP England

Barclays Bank PLC	1 Churchill Place London E14 5HP England

BNP Paribas	787 Seventh Avenue New York NY 10019 U.S.A.

Citigroup Global Markets Limited	33 Canada Square Canary Wharf London E14 5LB England

Credit Suisse Securities (Europe) Limited	One Cabot Square London E14 4QJ England

Deutsche Bank AG, London Branch	Winchester House 1 Great Winchester Street London EC2N 2DB England

Goldman Sachs International	Peterborough Court 133 Fleet Street London EC4A 2BB England

HSBC Bank plc	8 Canada Square London E14 5HQ England

J.P. Morgan Securities Ltd.	125 London Wall London EC2Y 5AJ England